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                                                                     Exhibit 5.1
May 9, 1997



Bio-Vascular, Inc.
2575 University Avenue
Saint Paul, MN 55114


Re:  Registration Statement on Form S-8
     Certain Non-Plan Options; And
     Certain Restricted Stock Awards


Ladies and Gentlemen:

     We have acted as counsel to Bio-Vascular, Inc., a Minnesota corporation (the "Company"), in connection with the registration by the Company of 206,334 shares (the "Shares") of its Common Stock, $.01 par value, pursuant to the Company's Registration Statement on Form S-8 for certain of the Company's non-plan options and certain of the Company's restricted stock awards, under which 200,000 and 6,334 shares, respectively, are to be registered, to be filed with the Securities and Exchange Commission on May 9, 1997 (the "Registration Statement"). Of the shares to be registered, 6,334 Shares already have been issued pursuant to certain restricted stock awards (the "Issued Shares") and 200,000 shares remain to be issued pursuant to non-plan options (the "Remaining Shares").

     In acting as counsel for the Company and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein.

     In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.
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Bio-Vascular, Inc.
May 9, 1997
Page 2


     Based on the foregoing, and subject to the qualifications and limitations set forth herein, it is our opinion that:

1. The Company had the corporate authority to issue the Issued Shares and has the corporate authority to issue the Remaining Shares, in the manner and under the terms set forth in the Registration Statement.

2. The Issued Shares have been duly authorized and, at the time of their issuance, were validly issued, fully paid and nonassessable.

3. The Remaining Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the non-plan options and restricted stock awards referred to in the Registration Statement, will be validly issued, fully paid and nonassessable.

     We express no opinion with respect to laws other than those of the State of Minnesota and the federal laws of the United States of America, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to its use as part of the Registration Statement.

     We are furnishing this opinion to the Company solely for its benefit in connection with the Registration Statement as described above. It is not to be used, circulated, quoted or otherwise referred to for any other purpose.

Very truly yours,


/S/ Oppenheimer Wolff & Donnelly
OPPENHEIMER WOLFF & DONNELLY